Exhibit 10.1
Description of Fiscal 2010 Annual Incentive Plan
          On May 14, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the “FY10 Annual Incentive Plan”) under the Black Box Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”) for the fiscal year ending March 31, 2010 (“Fiscal 2010”). The performance goals for the FY10 Annual Incentive Plan are, as defined below, “operating earnings per share,” “adjusted operating margin percent,” “adjusted EBITDA” and “DSOs.” “Operating earnings per share” means “operating net income” divided by weighted average common shares outstanding (diluted) with “operating net income” meaning net income plus “Reconciling Items” (as defined below); “adjusted operating margin percent” means operating income plus Reconciling Items divided by total revenues; “adjusted EBITDA” means EBITDA (net income before provision for income taxes plus interest, depreciation and amortization) plus Reconciling Items; and “DSOs” is an internal management calculation based on the balances in net accounts receivable, costs in excess of billings and billings in excess of costs at the end of the measurement period. “Reconciling Items” means employee severance costs, amortization of intangible assets on acquisitions, stock-based compensation expense, asset write-up depreciation expense on acquisitions, costs and expenses associated with the historical stock option granting practices investigation and related matters and certain other identified legal matters, the change in fair value of the interest-rate swap, pension plan funding expenses, the impact of current audits by the Internal Revenue Service and the impact of any goodwill impairment.
          The performance goals for the FY10 Annual Incentive Plan will be equally weighted. Under the FY10 Annual Incentive Plan, the achievement of the performance goals at 80% of target (90% of target for the DSOs performance goal) will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 120% of target (110% of target for the DSOs performance goal) will result in a payout of 150% of targeted annual bonus. Following Board review and approval, the Committee made targeted annual bonus awards under the FY10 Annual Incentive Plan to the Company’s executive officers as follows: R. Terry Blakemore, President and Chief Executive Officer — 100% of base salary or $550,000; Michael McAndrew, Vice President, Chief Financial Officer, Treasurer and Secretary — 80% of base salary or $252,000; and Francis W. Wertheimber, Senior Vice President — 50% of base salary or $132,500.